EXHIBIT 99.1

                  NYSE to Suspend Trading in the Securities of

                Trenwick Group Ltd. and LaSalle Re Holdings Ltd.

                          Moves to Remove from the List

NEW YORK, March 20, 2003 - The New York Stock Exchange ("NYSE") announced today that it determined that the common shares of Trenwick Group Ltd. (the "Company")
- ticker symbol TWK - as well as the Series A Perpetual Preferred Shares of Trenwick's Bermuda-based subsidiary, LaSalle Re Holdings Ltd. - ticker symbol LSH PrA-- should be suspended prior to the opening on Tuesday, March 25, 2003 or such earlier date as i) the Company commences trading in another securities marketplace or ii) there is a material adverse development. The Company has advised the NYSE that it will not challenge the action and that it intends to seek to trade its securities on the OTC Bulletin Board. Application to the Securities and Exchange Commission to delist the issues is pending the completion of applicable procedures.

The decision was reached in view of the fact that the Company's common shares have been trading at abnormally low levels, closing at $0.25 on March 18, 2003. The Company is below the NYSE continued listing standards as the average closing price of the TWK security is less than $1.00 over a consecutive 30 trading-day period. In addition, the Company has recently fallen below the NYSE continued listing standards as the Company's global market capitalization over a consecutive 30 trading-day period is less than $15,000,000.

The NYSE noted that it may, at any time, suspend a security if it believes that continued dealings in the security on the NYSE are not advisable.

Contact:  Robin Verhose
Phone:    212-656-2088
Email:    roverhose@nyse.com